News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

Release	Immediate Release
Contact	Investors:	Bradley Alexander	(281) 260-3665
	Media:	Lisa Albiston	(281) 931-2513
		Patrick Kimball	(281) 405-6178

FMC Technologies Reports Fourth Quarter 2012
Diluted Earnings per Share of $0.50

•	Record full year Subsea Technologies orders of $4.6 billion

•	Record full year Subsea Technologies revenue of $4.0 billion

•	2012 diluted earnings per share of $1.78, including a $0.17 charge related to the Multi Phase Meters earn-out

•	Company provides 2013 diluted earnings per share guidance in the range of $2.05 to $2.25

HOUSTON, February 12, 2013 - FMC Technologies, Inc. (NYSE:FTI) today reported fourth quarter 2012 revenue of $1.8 billion, up 23 percent from the prior-year quarter. Diluted earnings per share were $0.50 compared to $0.41 in the prior-year quarter. This included a charge related to the 2012 Multi Phase Meters earn-out adjustment of $17.5 million or $0.07 per share.
Total inbound orders were $1.9 billion and included $1.4 billion in Subsea Technologies' orders. Backlog for the Company was $5.4 billion, including Subsea Technologies' backlog of $4.6 billion.
Full Year 2012 Results
Total Company revenue for 2012 was $6.2 billion, and operating profit was $784.7 million. The full year 2012 diluted earnings per share were $1.78.
"We are pleased to report record full year subsea revenue and operating profit," said John Gremp, Chairman and CEO of FMC Technologies. "For 2013, we expect to see continued revenue and earnings growth within Subsea Technologies."
"Surface Technologies international surface wellhead business delivered its strongest quarter. We expect this solid performance in the international market to continue into 2013, while the timing of the recovery in the North American market remains uncertain."

FMC Technologies Reports Fourth Quarter 2012 Diluted Earnings per Share of $0.50

Review of Operations - Fourth Quarter 2012

Subsea Technologies
Subsea Technologies' fourth quarter revenue was $1.2 billion, up 28 percent from the prior-year quarter.
Subsea Technologies' operating profit more than doubled from the prior-year quarter to $151.2 million due to volume growth and improved performance.
Subsea Technologies' inbound orders in the fourth quarter were $1.4 billion and backlog was $4.6 billion.

Surface Technologies
Surface Technologies' fourth quarter revenue was $443.7 million, up 19 percent from the prior-year quarter driven by higher volume in surface wellhead and the inclusion of revenue from our Pure Energy Services Ltd. acquisition completed in October 2012.
Surface Technologies' operating profit decreased 15 percent from the prior-year quarter to $64.6 million in the fourth quarter as the result of reduced fluid control and surface wellhead activity in North America.
Surface Technologies' inbound orders for the fourth quarter were $388.8 million and backlog was $500.8 million.

Energy Infrastructure
Energy Infrastructure's fourth quarter revenue was $166.6 million, up 10 percent from the prior-year quarter.
Energy Infrastructure's operating profit increased 13 percent from the prior-year quarter to $22.8 million in the fourth quarter driven by improved project performance.
Energy Infrastructure's inbound orders for the fourth quarter were $148.6 million and backlog was $298.0 million.

FMC Technologies Reports Fourth Quarter 2012 Diluted Earnings per Share of $0.50

Corporate Items
Corporate expense in the fourth quarter was $11.4 million, an increase of $0.3 million from the prior-year quarter. Other revenue and other expense, net, was $40.0 million, an increase of $24.9 million from the prior-year quarter. This was largely due to an increase of $17.2 million from the prior-year quarter related to the charge associated with the earn-out for the acquisition of Multi Phase Meters and a charge associated with the change to the Norway pension of $8.6 million.
The Company ended the quarter with net debt of $1.3 billion. Net interest expense was $10.7 million in the quarter.
The Company repurchased approximately 927,000 shares of common stock in the quarter, at an average cost of $42.21 per share.
Depreciation and amortization for the fourth quarter was $46.9 million, up $13.1 million from the sequential quarter. Capital expenditures for the fourth quarter were $122.9 million.
The Company recorded an effective tax rate of 31.8 percent for the fourth quarter.

Summary and Outlook
FMC Technologies reported fourth quarter diluted earnings per share of $0.50.
Total inbound orders of $1.9 billion in the fourth quarter included $1.4 billion in Subsea Technologies' orders. The Company's backlog stands at $5.4 billion, including Subsea Technologies' backlog of $4.6 billion.
For 2013, we expect increasing Subsea Technologies revenue and margins and continued solid performance in international surface wellhead, offset by a challenging North American land market.
The Company's guidance for 2013 diluted earnings per share is a range of $2.05 to $2.25.

FMC Technologies Reports Fourth Quarter 2012 Diluted Earnings per Share of $0.50

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World's Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 18,400 employees and operates 30 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; continuing consolidation within our customers' industries; U.S. and international laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; the cumulative loss of major contracts or alliances; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; rising costs and availability of raw materials; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; and disruptions in the financial and credit markets and its impact on our customers' activity levels, spending for our products and services and ability to pay amounts owed us. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

FMC Technologies, Inc. will conduct its fourth quarter 2012 conference call at 9:00 a.m. ET on Wednesday, February 13, 2013. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Revenue	$1,840.9	$1,500.5	$6,151.4	$5,099.0
Costs and expenses	1,651.3	1,356.1	5,546.6	4,536.6
	189.6	144.4	604.8	562.4
Other income (expense), net	(1.4)	(2.9)	23.0	(1.4)
Income before net interest expense and income taxes	188.2	141.5	627.8	561.0
Net interest expense	(10.7)	(2.2)	(26.6)	(8.2)
Income before income taxes	177.5	139.3	601.2	552.8
Provision for income taxes	56.1	38.8	166.4	149.3
Net income	121.4	100.5	434.8	403.5
Net income attributable to noncontrolling interests	(1.0)	(1.3)	(4.8)	(3.7)
Net income attributable to FMC Technologies, Inc.	$120.4	$99.2	$430.0	$399.8

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.50	$0.41	$1.79	$1.66
Diluted	$0.50	$0.41	$1.78	$1.64
Weighted average shares outstanding:
Basic	238.8	239.8	239.7	241.2
Diluted	240.2	241.9	240.9	243.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Revenue
Subsea Technologies	$1,235.5	$963.9	$4,005.5	$3,288.1
Surface Technologies	443.7	373.7	1,598.1	1,310.8
Energy Infrastructure	166.6	151.1	576.2	503.4
Other revenue (1) and intercompany eliminations	(4.9)	11.8	(28.4)	(3.3)
	$1,840.9	$1,500.5	$6,151.4	$5,099.0

Income before income taxes

Segment operating profit
Subsea Technologies	$151.2	$69.8	$451.5	$319.9
Surface Technologies	64.6	76.4	284.3	250.1
Energy Infrastructure	22.8	20.2	48.9	49.3
Total segment operating profit	238.6	166.4	784.7	619.3

Corporate items
Corporate expense	(11.4)	(11.1)	(41.8)	(39.4)
Other revenue and other expense, net (1)	(40.0)	(15.1)	(119.9)	(22.6)
Net interest expense	(10.7)	(2.2)	(26.6)	(8.2)
Total corporate items	(62.1)	(28.4)	(188.3)	(70.2)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$176.5	$138.0	$596.4	$549.1

(1)
Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Inbound Orders

Subsea Technologies	$1,378.9	$1,295.6	$4,571.4	$3,933.3
Surface Technologies	388.8	403.6	1,519.5	1,488.2
Energy Infrastructure	148.6	126.0	644.7	555.5
Intercompany eliminations and other	(6.6)	(2.3)	(13.7)	(16.3)
Total inbound orders	$1,909.7	$1,822.9	$6,721.9	$5,960.7

	December 31
	2012	2011
Order Backlog

Subsea Technologies	$4,580.1	$4,090.0
Surface Technologies	500.8	577.7
Energy Infrastructure	298.0	226.9
Intercompany eliminations	(1.1)	(18.2)
Total order backlog	$5,377.8	$4,876.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2012	December 31, 2011
	(Unaudited)

Cash and cash equivalents	$342.1	$344.0
Trade receivables, net	1,765.5	1,341.6
Inventories, net	965.1	712.2
Other current assets	415.6	390.1
Total current assets	3,488.3	2,787.9

Property, plant and equipment, net	1,243.5	767.9
Goodwill	597.7	265.8
Intangible assets, net	347.4	128.0
Investments	37.4	161.4
Other assets	188.6	160.0
Total assets	$5,902.9	$4,271.0

Short-term debt and current portion of long-term debt	$60.4	$587.6
Accounts payable, trade	664.2	546.8
Advance payments and progress billings	501.6	450.2
Other current liabilities	744.2	648.3
Total current liabilities	1,970.4	2,232.9

Long-term debt, less current portion	1,580.4	36.0
Other liabilities	498.9	564.4
FMC Technologies, Inc. stockholders' equity	1,836.9	1,424.6
Noncontrolling interest	16.3	13.1
Total liabilities and equity	$5,902.9	$4,271.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended
	December 31
	2012	2011
Cash provided (required) by operating activities:
Net income	$434.8	$403.5
Depreciation and amortization	146.2	107.8
Trade accounts receivable, net	(337.3)	(286.7)
Inventories, net	(206.6)	(162.6)
Accounts payable, trade	83.0	214.7
Advance payments and progress billings	25.9	(95.9)
Other	(7.6)	(16.0)
Net cash provided by operating activities	138.4	164.8

Cash provided (required) by investing activities:
Capital expenditures	(405.6)	(274.0)
Acquisitions, net of cash acquired	(615.5)	—
Other investing	1.2	0.3
Net cash required by investing activities	(1,019.9)	(273.7)

Cash provided (required) by financing activities:
Net increase in debt	983.2	264.0
Issuance of capital stock	0.7	1.3
Purchase of stock held in treasury	(91.1)	(114.0)
Other financing	(11.4)	(10.3)
Net cash provided by financing activities	881.4	141.0

Effect of changes in foreign exchange rates on cash and cash equivalents	(1.8)	(3.6)
Increase (decrease) in cash and cash equivalents	(1.9)	28.5
Cash and cash equivalents, beginning of period	344.0	315.5
Cash and cash equivalents, end of period	$342.1	$344.0